Exhibit 11

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES




                                           Three Months Ended
                                                March 31,
                                        1996                1995
                                        -----               -----

PRIMARY
Average number of shares
outstanding                              5,668,978           5,618,688

Assumed exercise of stock options          121,822             123,684
                                        ----------          ----------

Total shares                             5,790,800           5,742,372
                                        ==========          ==========

Net income                              $4,988,236          $4,493,875
                                        ==========          ==========

Net income per share                         $0.86               $0.78
                                             =====               =====

FULLY DILUTED

Average number of share
outstanding                              5,668,978           5,618,688

Assumed exercise of stock options
(Note 1)                                   123,988             127,737
                                        ----------          -----------

Total shares                             5,792,966           5,746,425
                                        ==========          ===========

Net income                              $4,988,236          $4,493,875
                                        ===========         ===========

Net income per share                         $0.86               $0.78
                                             =====               =====

(1) The dilutive effect of stock options is based on the treasury stock method using the higher of the average market price for the period or the period-end market price.